UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2010

RBC Life Sciences, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-50417	91-2015186
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2301 CROWN COURT, IRVING, TEXAS	75038
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code         972-893-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On August 3, 2010, RBC Life Sciences, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2010.  A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, this information, including the exhibit related hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any disclosure document of the Company, except as shall be expressly set forth by specific reference in such document.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 31, 2010, Mr. Kenneth L. Sabot retired as Senior Vice President of Operations of the Company.  Mr. Sabot will continue to serve as a director of the Company.  In connection with his retirement, the Company entered into a consulting arrangement with Mr. Sabot effective August 1, 2010 pursuant to which Mr. Sabot will receive $9,000 per month for consulting services through January 31, 2011.

Effective August 1, 2010, Mr. Mark A. Gray was elected to the position of Vice President of Operations of the Company.  Mr. Gray, age 46, served as the Regional Operations Manager for Berlin Packaging, a full-service supplier of containers and closures, from 2008 through March 2010, and as Vice President of Operations for Animal Health International, a distributor of animal health products in the U.S. and Canada, from 1998 through 2007.  From 1991 to 1998, Mr. Gray held several operations management positions with McKesson Corporation, a pharmaceutical and medical supply distributor.  In connection with his election as Vice President of Operations, Mr. Gray received a nine-year option to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.36 per share, which was the market price of the stock on the date of grant.  This option vests ratably over a five-year period.

Effective August 1, 2010, the Company entered into an employment agreement with Mr. Clinton H. Howard to continue to serve as its President and Chief Executive Officer.  Mr. Howard was elected to serve as President and Chief Executive Officer on June 17, 2010 following the resignation of the Company’s former President and Chief Executive Officer, and he was being compensated under a five-year consulting agreement ending December 31, 2013. This consulting agreement was terminated under the terms of the employment agreement.  Mr. Howard is the Company’s founder and also presently serves as the Company’s Chairman of the Board of Directors.  The employment agreement has an initial term ending December 31, 2012 and will automatically renew for an additional one year period upon expiration of the initial term or any renewal term thereafter unless either party provides notice of non-renewal at least 60 days prior to the end of the then current term.  Under the employment agreement, Mr. Howard will receive an annual base salary of $325,000 and an annual automobile allowance of $9,000.  Mr. Howard will also be eligible to participate in any cash incentive plan adopted by the Company’s Compensation Committee although no such plan has been adopted for 2010 at this time.  The employment agreement provides that if employment is terminated for certain reasons set forth in the agreement, which reasons do not include a change of control, the Company will be required to make a severance payment in an amount equal to the greater of (i) the remaining compensation due through the end of the then current term or (ii) one-half of the annual base salary, in addition to other compensation due under the terms of the agreement.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated August 3, 2010, between RBC Life Sciences, Inc. and Clinton H. Howard.

99.1	Press release dated August 3, 2010 announcing financial results for the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2010
RBC Life Sciences, Inc.

	By:	/s/ Steven E. Brown
Name: Steven E. Brown
Title: Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, dated August 3, 2010, between RBC Life Sciences, Inc. and Clinton H. Howard
99.1	Press release dated August 3, 2010, announcing financial results for the quarter ended June 30, 2010